April 15, 1998


Outback Steakhouse, Inc.
550 Reo Street, Suite 200
Tampa, Florida 33609

     Re:   Common Stock issuable under the Outback
           Steakhouse, Inc. Second Amended and
           Restated Stock Option Plan (the "Plan")

Gentlemen:

           We have acted as counsel to Outback Steakhouse, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933, as amended, relating to the offering of up to 2,000,000 shares of Common Stock, $.0l par value (the "Common Stock"), of the Company pursuant to the Plan.

           In connection with the foregoing, we have examined: (a) the Articles of Incorporation and Bylaws of the Company, (b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

           Based on such examination, we are of the opinion that the Common Stock available for issuance under the Plan, when issued and sold pursuant to the Plan, will be legally issued, fully paid and nonassessable.

           We hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                 Very truly yours,



                                 /s/Baker & Hostetler LLP